EXHIBIT 99.1

Press Release issued by the Registrant on February 6, 2008

Global General Technologies and SmartWear Technologies Sign Letter of Intent for Merger

RFID Security Technology Company With 2008 Revenue Forecast of $10 Million to Focus on Homeland and Personal Security Technology Solutions

MIAMI, FL, Feb 06, 2008 (MARKET WIRE via COMTEX) -- Global General Technologies, Inc. (PINKSHEETS: GLGT) announced today that the company has signed a non-binding Letter of Intent with privately held SmartWear Technologies, a security solutions provider offering solutions in the areas of homeland security and personal safety though patented and proprietary Radio Frequency Identification (RFID) and Global Positioning Systems (GPS) based technologies. The two companies are currently conducting due diligence with a view toward signing a definitive merger agreement as soon as possible.

Preliminary terms for the merger include convertible preferred issued to SmartWear Technologies shareholders. SmartWear will become a wholly owned subsidiary of Global General Technologies.

GLGT will forthwith commence preparation of all audits and filings required by the SEC for re-listing on the OTC Bulletin Board. Smartwear has already commenced necessary compliance and anticipates closing by February 22, 2008.

SmartWear Technologies, with 2007 revenue of $2.3 Million and a 2008 forecast of $10.0 Million in revenue, is a leading developer of patented RFID solutions for security, identification, health care and asset tracking applications with partnerships and strategic alliances worldwide. SmartWear is a global leader in the rapidly growing market sector of scalable, proprietary RFID, GPS and Biometric based security products and services. SmartWear Technologies provides security, asset protection and health care solutions through the use of RFID, GPS and Biometric patented applications. SmartWear has adopted RFID technology to create patented apparel for:

--  anti-abduction and missing person location system.

--  real-time locating, identifying and rescue of fire, police, military (e.g. downed pilots, etc.) and other emergency personnel.

--  rapid, secure identification, helping  people get medical treatment and provide access to emergency contacts and other information.

With the world's first and only patented, non-invasive, wearable RFID technology, SmartWear is able to offer rapid, secure identification, helping people get medical treatment and provide access to emergency contacts and other information, when needed most -- in an emergency. SmartWear also offers a range of active RFID solutions that can help identify, locate, and protect a range of people (e.g. children, chronic illness patients, elderly) ensuring the best possible care and protection.

SmartWear technology is unique in its ability to communicate across platforms to reach additional devices and technologies and then communicate with them. GPS, Biometric and RFID technologies allow a wearable solution to immediate information, location, and identification. Providing consumer based RFID solutions in the venues of personal protection and identification, medical and health care information, military and law enforcement applications, as well as asset tracking sectors of the Advanced Security market and in selected vertical markets such as personal Security, medical safety and "Wander Prevention" applications.

Gary Stroud, newly appointed CEO of Global General Technologies, said, "We are very excited about the proposed merger with SmartWear Technologies. After signing a non-binding Letter of Intent with another company, we were approached by SmartWear seeking our Silent Soldier technology. It quickly became clear that the synergy between our proprietary technology for perimeter defense and SmartWear's patented technology incorporating RFID was the most attractive business combination for both our shareholders and SmartWear's investors. We look forward to completing our due diligence and closing on a fast track basis."

Bob Reed, CEO of SmartWear, added, "Incorporating our technology with Global General's Silent Soldier solution offers a powerful component to our RFID security offering. We have the management structure in place, a 2008 revenue forecast of $10 Million, working capital, partnerships and alliances to build SmartWear into a major solutions provider addressing the problem of personal and national security. After closing, we look forward to providing more details to our current accredited investors and GLGT shareholders."

About SmartWear Technologies (www.smartweartechnologies.com)

Smartwear technologies, a leading developer of patented RFID solutions for security, identification, health care and asset tracking applications with partnerships and strategic alliances worldwide, is a global leader for scalable, proprietary RFID, GPS and Biometric based security products and services. SmartWear Technologies provides security, asset protection and health care solutions through the use of RFID, GPS and Biometric patented applications.

About Global General Technologies, Inc.

Global General Technologies, Inc. has operated in the past in the Intelligent Video surveillance market with an innovative perimeter defense security system. There is no known competitor that has implemented Intelligent communications for a total integrated solution. Through its wholly owned subsidiary, H7 Security Systems, Inc., Global General

Technologies offers a high quality, durable intelligent surveillance system for perimeter defense security utilizing video, sound, seismic and thermal sensors and satellite technology from various manufacturers which is integrated into a real-time command and control system known as the Silent Soldier. The technologies are packaged with the company's proprietary Intelligent Communication Node (ICN) technology. GLGT evaluates the security threats and notifies the command and control center of potential intrusions. The highest quality and durable video, sound, seismic, and thermal sensors are combined with satellite technology and robotics to blanket a perimeter in surveillance equipment. The result is a command and control center that not only communicates with each piece of equipment on the perimeter, but communicates efficiently with command and control center personnel. The Silent Soldier system provides video surveillance to detect early movement and follow up with rapid threat identification, tracking, notification and prioritization through automated decision making in the field and not relying on command and control center action. Corporate website: www.globalgeneraltechnologies.com

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.

Contact:
Global General Technologies, Inc.
Ir@globalGeneralTechnologies.com
800-936-3204 Ext701